Exhibit 8.1

Subsidiaries of Cazoo Group Ltd

Legal Name of Subsidiary	Jurisdiction of Organization
Cazoo Holdings Limited	United Kingdom
Cazoo Properties Limited	United Kingdom
Cazoo Limited	United Kingdom
Drover Limited	United Kingdom
Smart Fleet Solutions Limited	United Kingdom
Drover Technologies Lda	Portugal
Cazoo Trading Germany GmbH	Germany
Cluno GmbH	Germany
Cluno Fintech 1 GmbH	Germany
Cluno Fintech 2 GmbH	Germany
CSS Germany GmbH & Co KG	Germany
Cazoo Properties Germany GmbH	Germany
Cazoo Trading France SaS	France
Drover France SaS	France
Cazoo Properties France SaS	France
Imperial Car Supermarkets Limited	United Kingdom
Imperial Cars of Swanwick Limited	United Kingdom
Carsaz Limited	United Kingdom
Fantastic Cars Limited	United Kingdom